EXHIBIT 99.1

 SUNBEAM COMPLETES ACQUISITION OF COLEMAN PUBLICLY HELD SHARES

    BOCA RATON, Fla., Jan. 6, 2000 - Sunbeam Corporation (NYSE: SOC) today announced that it has completed its acquisition of the publicly held shares of The Coleman Company, Inc. through the merger with a Sunbeam subsidiary. As a result of this merger, Coleman becomes a wholly owned subsidiary of Sunbeam Corporation, and its stock will cease trading as of today.

    Under the terms of the merger, and a court-approved settlement of certain related litigation, all public stockholders of Coleman are entitled to receive $6.44 in cash, 0.5677 of a share of Sunbeam common stock and
 0.381 of a warrant to purchase one share of Sunbeam common stock for each of their shares of Coleman stock.

    Coleman stockholders are being mailed instructions to follow in order to exchange their shares for the consideration they are entitled to receive as a result of the merger.

    Sunbeam Corporation is a leading consumer products Company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam(R), Oster(R), Grillmaster(R), Coleman(R), Mr. Coffee(R), First Alert(R), Powermate(R), Health o meter(R), Eastpak(R) and Campingaz(R).